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                                                              EXHIBIT 10.14


           AMENDMENT TO 1989 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                ADOPTED BY BOARD OF DIRECTORS ON FEBRUARY 6, 1996


   The 1989 Non-Employee Directors' Stock Option Plan (the Plan) is amended by the deletion of the third paragraph of Section 5 and the substitution therefor of the following: Each Non-Employee Director who is reelected to office at an annual stockholders meeting of any year after 1989 and through 1995 shall be granted an option of 1,000 shares as of the date of each such stockholders meeting, and each Non-Employee Director who is reelected to office at an annual stockholders meeting of any year after 1995 shall be granted an option of 2,500 shares as of the date of each such stockholders meeting.